MANDATE OF THE BOARD OF DIRECTORS OF INTERTAPE POLYMER GROUP INC.

The mandate of the Board of Directors is to supervise the management of the business and affairs of Intertape Polymer Group Inc. (the “Corporation”), including the development of major policies and strategies and the identification of the risks of the Corporation’s business and implementation of the appropriate systems to manage these risks.

The Board of Directors has the responsibility for:

1.

Executive / Senior Management

1.1

Selecting, appointing, evaluating and (if necessary) terminating the Chief Executive Officer.

1.2

Succession planning, including appointing, training and monitoring the performance of senior management.

1.3

Approving the compensation of the senior management team and the remuneration of the Board of Directors.

2.

Business Strategy / Plans / Budgets

2.1

The development of major policies and strategies of the Corporation, as well as the approval of strategic plans and the monitoring of the Corporation’s performance against plans.

2.2

Approving annual capital and operating plans and monitoring performance against those plans.

2.3

Approving all material amendments or departures proposed by management from established strategy, capital and operating budgets or matters of policy which diverge from the ordinary course of business.

3.

Finance

3.1

Approving dividend distributions to the Corporation’s shareholders, if any.

4.

Audit / Risk Management

4.1

Establishing policies and processes to identify business risks and ensure that systems and actions are in place to manage such risks.

4.2

Recommending the appointment of the external auditors to the shareholders at their annual meeting.

4.3

Approving external auditor scope of work and fees for annual audits and the scope of work and fees of any non-audit related projects or engagements.

4.4

Approving the quarterly and full year financial statements, the quarterly and full year Management's Discussions and Analyses and the related news releases.

4.5

Establishing policies and processes to ensure the integrity of the Corporation's internal control and management information systems.

5.

Corporate Governance

5.1

Providing appropriate orientation for new Directors.

5.2

Assessing, on an annual basis, the effectiveness of the Board as a whole, as well as periodically evaluating the contribution of individual members of the Board.

5.3

Approving a process for communication with the Corporation’s shareholders.

5.4

Approving the nominees as Directors for election to the Board of Directors at the annual meeting of Shareholders.

5.5

Establishing committees of the Board of Directors and approving their Chair, their respective mandates and the limits of authority delegated to each of these committees.

5.6

Monitoring compliance with the Corporation’s Code of Conduct and Business Ethics.

5.7

Establishing an effective process of corporate governance consistent with applicable regulatory requirements.